Exhibit 99.1

Conn’s, Inc. Reports Net Sales Results for the Quarter Ended April 30, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--May 6, 2010--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its net sales results for the quarter ended April 30, 2010.

Net sales for the quarter ended April 30, 2010, of $162.8 million, decreased $37.3 million, or 18.6%. Net sales represent total product sales, repair service agreement commissions and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods) decreased 19.8% for the quarter ended April 30, 2010. While Net sales decreased for the quarter, the sales trend improved each month of the quarter and was impacted by:

  more challenging economic conditions in the Company’s markets during the quarter, as compared to the same quarter in the prior year, tightened credit underwriting standards implemented by the Company since the quarter ended April 30, 2009, management's emphasis on Company profitability, including improving retail gross margin while maintaining price competitiveness, and the benefit of the energy star rebate program that was launched during the month of April 2010 in Texas.

The Company improved its retail gross margin, which includes gross profit from both product and repair service agreement sales, to approximately 27% for the quarter ended April 30, 2010, as compared to the 23.7% experienced in the quarter ended January 31, 2010, and the 25.0% experienced in the quarter ended April 30, 2009. Total revenues for the quarter, including revenues from finance charges and other, will be reported in the Company's earnings release and conference call scheduled for May 27, 2010. The following table presents the makeup and changes in net sales for the quarter:

	Quarter ended April 30,
	2010	% of Total	2009	% of Total	Change	% Change
	(dollars in thousands)
Consumer electronics	$53,617	32.9%	$78,501	39.2%	$(24,884)	-31.7%
Home appliances	47,930	29.4%	57,084	28.5%	(9,154)	-16.0%
Track	21,278	13.1%	21,524	10.8%	(246)	-1.1%
Furniture and mattresses	18,886	11.6%	19,052	9.5%	(166)	-0.9%
Other	8,608	5.3%	8,656	4.3%	(48)	-0.6%
Total product sales	150,319	92.3%	184,817	92.3%	(34,498)	-18.7%

Repair service agreement commissions	7,770	4.8%	9,790	4.9%	(2,020)	-20.6%
Service revenues	4,757	2.9%	5,544	2.8%	(787)	-14.2%
Total net sales	$162,846	100.0%	$200,151	100.0%	$(37,305)	-18.6%

The following is a summary of the key items impacting net sales during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales declined as a result of a 32.7% drop in unit sales of flat-panel televisions, compared to a 6.4% increase in unit sales in the first quarter of the prior fiscal year, and an approximately 12.2% decline in average selling prices, related primarily to LCD televisions,
  Home appliance category sales declined during the quarter on lower unit sales in all appliance categories, though average selling prices increased,
  Track sales declined slightly as increased sales of laptop and desktop computers, the introduction of netbooks, and higher digital camera and accessory sales were offset primarily by declines in the sales of camcorders, GPS devices and video game hardware,
  The small decline in furniture and mattresses sales, compared to the 7.6% increase in the same quarter of the prior fiscal year, was driven by the slower economic conditions in the Company’s markets,
  The decrease in delivery revenues included in other product sales was largely offset by growth in lawn and garden sales,
  The decline in repair service agreement commissions was driven largely by the decline in product sales. Additionally, increased cancellations of these agreements as a result of higher credit charge-offs reduced repair service agreement commissions, and
  Sales from two stores opened since February 1, 2009, reduced by the closure of the Baytown, Texas, clearance center, partially offset the decrease in Total net sales.

The Company will host a conference call and audio webcast on Thursday, May 27, 2010, at 10:00AM, CDT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities;
  the ability of the Company and the QSPE to maintain compliance with the covenants in their financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K/A filed on April 12, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, Chief Financial Officer, 409-832-1696 Ext. 3294